Exhibit 99.01 – Press Release dated June 18, 2014

PITOOEY! ANNOUNCES LEGAL 420 APP AVAILABLE FOR DOWNLOAD ON APPLE iOS AND ANDROID PLATFORM

PHOENIX, AZ– (June 18, 2014) – PITOOEY!™ Inc. (OTCBB: PTOO) (OTCQB: PTOO) announced today that its Legal 420 app is now available for download on both the Apple iOS and the Android Platforms.

Jacob DiMartino, President of PITOOEY! commented, “With the L420 App, the Public has immediate access to the most current information regarding the location of doctors, caregivers, and legal marijuana dispensaries. Information on current legislation for medical or recreational use in their state and how they can actively participate in legislation through local advocacy groups is readily available, as well.”

Added PITOOEY! CEO Rich Hybner, “In the wake of the recent decriminalization of marijuana in both Colorado and Washington, we believe that this app will be of significant benefit to the Public. We anticipate significant scale, with many states following suit, not only to react to changing laws but also to provide proven alternatives to more traditional medical treatments. This innovative approach is considered by many states to be a valid consideration for increasing revenue in a struggling economy—with the controversial belief that marijuana should be regulated in a manner similar to that of alcohol and tobacco.”

PITOOEY!, Inc. welcomes the Legal 420 app to its family of innovations, which aims to address the changing social landscape, challenges in balancing growing technologies’ impact on protecting family, and providing more efficient and value-conscious purchasing decisions.

About PITOOEY!™, Inc.: PITOOEY!, Inc. provides innovative solutions that connect businesses and consumers through mobile and social-based communication platforms.

Safe Harbor:

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief, or current expectations of PITOOEY!, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond PITOOEY!, Inc.'s ability to control and their actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in PITOOEY!, Inc.'s filings with the Securities and Exchange Commission.

For further information contact:

PITOOEY!, Inc.

Public Relations and Shareholder Information

Cathy L. Fritz

Phone: 623-258-4986

Email: cathy@pitooey.com